UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2006

WILSHIRE ENTERPRISES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4673	84-0513668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Gateway Center, Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)	(201) 420-2796

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 Termination of a Material Definitive Agreement

On May 3, 2006, the agreement for the purchase and sale of The Village at Gateway Pavilions in Avondale, Arizona dated as of July 29, 2005 (as amended and assigned) between Avondale Multi-Family Limited Partnership and Biltmore Club Apartments, L.L.C., a subsidiary of the Company, was terminated due to a failure to agree upon final business terms. Under this agreement, the Company would have paid $28.1 million for the property and assumed approximately $14.5 million of debt guaranteed by the United States Department of Housing and Urban Development. The buyer and seller had been negotiating certain changes to the original purchase and sale agreement, including the purchase price, when the agreement was terminated by the seller.

The Company had paid $500,000 in deposits for this transaction, of which $250,000 was being held in escrow. Upon the termination of the transaction, the Company received back the $250,000 held in escrow plus approximately $6,000 of interest. In addition, the Company had incurred transaction costs through March 31, 2006 of approximately $89,000, which will be recorded as expense in the three months ended June 30, 2006. The Company had incurred additional transaction costs during the period April 1, 2006 through May 3, 2006 which have not yet been billed or paid by the Company. These fees will also be recorded as expense in the three months ended June 30, 2006.

Item 8.01 Other Events

On May 4, 2006, the Company completed the sale of the Wilshire Grand Hotel and Banquet Facility in West Orange, New Jersey (the “Hotel”). The Hotel was sold to 350 Pleasant Valley Realty, LLC, an independent third party. The Hotel was owned by WO Grand Hotel, LLC, which was 50% owned by Wilshire Enterprises, Inc. and 50% owned by Proud Three, LLC, an entity in which the Chairman of Wilshire has an interest. The total gross sales proceeds were $12.8 million and the net proceeds received by Wilshire, including repayment of debt extended by Wilshire to WO Grand Hotel, LLC, amounted to approximately $6.0 million. After payment of closing costs and providing for income taxes, Wilshire expects to report a gain in the three months ended June 30, 2006 of approximately $264,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 9, 2006	WILSHIRE ENTERPRISES, INC. (Registrant)

	By:	/s/ Sherry Wilzig Izak
Sherry Wilzig Izak
Chairman and Chief Executive Officer